Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2021 THIRD QUARTER RESULTS

Compared to 2019, 37% Increase in Sales and 82% Increase in EPS

New York, New York, November 8, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2021.

Third Quarter Highlights:

($ in millions, except per share data)	2021	2020	2019	2021 v 2019
Net Sales	$263	$161	$191	37%
Gross Margin	64%	61%	60%	400 bps
Operating Income	$68	$31	$37	85%
Operating Margin	26%	20%	19%	700 bps
Net Income attributable to IP	$38	$17	$21	84%
Diluted EPS	$1.20	$0.52	$0.66	82%

In light of the near cessation of business in the second quarter of 2020, the Company is comparing its current nine month results with those of 2019. For the first nine months of 2021, net sales rose 25% to $669 million from $536 million in the same period of 2019. Year-to-date net income attributable to Inter Parfums, Inc. rose 70% to $89 million compared to 2019’s $52 million. For the nine months ended September 30, 2021 and 2019, diluted earnings per share were $2.79 and $1.64, respectively, for an increase of 70%.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “As we reported last month, our largest brands, notably Montblanc, Jimmy Choo, Coach, GUESS and Lanvin performed exceptionally well in the current third quarter turning in gains of 26%, 40%, 98%, 27%, and 37%, respectively, as compared to 2019’s third quarter. Year-to-date, these brands generated sales increases of 11%, 39%, 56%, 44% and 12%, respectively, versus the first nine months of 2019.”

Discussing year-to-date growth in the Company’s major markets, Mr. Madar stated, “North America, our largest market, leads the way with sales up 140% and 67% compared to the same period in 2020 and 2019, respectively. Gains were also achieved in Western Europe where sales rose 38% and 6% from the first nine months of 2020 and 2019, respectively. Thus far this year, sales in Asia are running 72% and 10% ahead of 2020 and 2019. Other markets including the Middle East, Central and South America and Eastern Europe achieved substantial sales gains over 2020 and only the Middle East did not surpass 2019 sales levels.”

On the subject of plans for 2022, Mr. Madar continued, “In the coming year, an extensive new product pipeline is in the works. Our debuting scents for Moncler, Moncler Pour Homme and Moncler Pour Femme will rollout in early 2022 to thousands of doors, accompanied by a full-scale advertising and promotional campaign. We’ve recently previewed the scents in several hundred doors and the sell-through has been overwhelmingly positive. New men’s fragrance pillars are debuting for Coach, GUESS and Boucheron.”

Inter Parfums, Inc. News Release	Page 2

November 8, 2021

He continued, “Over the years, we’ve gotten excellent mileage from brand extensions and that’s what we are looking for in 2022 when we introduce flankers for Montblanc Legend, the Coach women’s signature scent, Jimmy Choo’s I Want Choo, GUESS Bella Vita, and Lanvin Éclat d’ Arpège. Of course, two of the leading growth catalysts arise from our newly signed license for Ferragamo, which went effective on October 1, 2021, and the addition of the Donna Karan and DKNY fragrance brands that commences next July.”

Russell Greenberg, Executive Vice President and CFO noted, “In many respects, the third quarter was exceptional. The intensity and duration of our sales rebound was far better than we could have anticipated and for that reason, we raised 2021 guidance three times. Since we postponed most of the 2020 product launches until 2021, we had sufficient inventory, despite supply chain disruptions, to meet strong demand and achieve outstanding top line growth. While the weakness in the dollar relative to the euro would normally depress gross margin, product mix changed that equation. Our current third quarter had a larger proportion of sales of high margin new products that more than offset the negative currency effect.”

He went on to say, “Since sales exceeded expectations throughout 2021, our year-to-date promotion and advertising expense included in selling, general and administrative only aggregated 14.2% of net sales, well below 17.3% in 2019. This enabled us to achieve a year-to-date operating margin of nearly 24%.”

Guidance

Mr. Greenberg pointed out, “The holiday season started earlier this year as our customers placed much of their requirements for delivery in the third rather than the fourth quarter to lessen the effect of supply chain issues. As previously reported, for the full year, we have budgeted 21% of net sales for promotion and advertising expense, or approximately $170.1 million based upon on current guidance, implying $95 million in the fourth quarter. The big push in promotion and advertising is now underway and will continue throughout the fourth quarter with major campaigns throughout the world to support retail sell-through during the holiday season for our leading brands and recent product launches. By making this monumental investment in advertising and promotion encompassing print and broadcast media as well as online advertising and billboards, we expect large scale reorders in the coming year accompanied by a significant gain in market share. As a reminder, we expect 2021 net sales of approximately $810 million, resulting in diluted net income per share of $2.35. Guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic. We are planning to release initial 2022 guidance later this month.”

Mr. Greenberg continued, “We closed the third quarter with working capital of $491 million, including approximately $324 million in cash, cash equivalents and short-term investments, and a working capital ratio of 3.3 to 1. The $126.6 million of long-term debt relates to the Interparfums SA headquarters acquisition, which was financed by a 10-year €120 million (approximately $139 million) bank loan. Cash provided by operating activities aggregated $101.3 million for the nine months ended September 30, 2021, as compared to cash used in operating activities of $20.2 million for the corresponding period of the prior year.”

Inter Parfums, Inc. News Release	Page 3

November 8, 2021

Dividend

The Company’s regular quarterly cash dividend of $0.25 per share will be paid on December 31, 2021 to shareholders of record on December 15, 2021.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, November 9, 2021. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. -or-	Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.

(212) 983-2640	Devin Sullivan (212) 836-9608/dsullivan@equityny.com

rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

November 8, 2021

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$262,696	$160,637	$668,797	$354,967

Cost of sales	95,269	63,439	243,772	141,883

Gross margin	167,427	97,198	425,025	213,084

Selling, general and administrative expenses	99,788	65,841	262,379	169,471

Impairment loss	—	—	2,393	—

Income from operations	67,639	31,357	160,253	43,613

Other expenses (income):
Interest expense	1,697	148	3,344	1,510
(Gain) loss on foreign currency	(613)	891	(2,169)	(76)
Interest income	(233)	(393)	(1,388)	(2,154)
Other income expense	(36)	—	(135)	—

	815	646	(348)	(720)

Income before income taxes	66,824	30,711	160,601	44,333

Income taxes	16,997	8,859	45,112	12,165

Net income	49,827	21,852	115,489	32,168

Less: Net income attributable to the noncontrolling interest	11,511	5,314	26,854	8,688

Net income attributable to Inter Parfums, Inc.	$38,316	$16,538	$88,635	$23,480

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.21	$0.52	$2.80	$0.74
Diluted	$1.20	$0.52	$2.79	$0.74

Weighted average number of shares outstanding:
Basic	31,659	31,533	31,648	31,531
Diluted	31,807	31,619	31,793	31,651

Dividends declared per share	$0.25	—	$0.75	$0.33

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November 8, 2021

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$174,848	$169,681
Short-term investments	149,192	126,627
Accounts receivable, net	193,868	124,057
Inventories	156,025	158,822
Receivables, other	3,951	1,815
Other current assets	24,626	16,912
Income taxes receivable	1,448	2,806

Total current assets	703,958	600,720

Buildings, equipment and leasehold improvements, net	142,823	19,580
Right-of-use assets, net	31,428	24,734
Trademarks, licenses and other intangible assets, net	203,961	214,108
Deferred tax assets	6,916	8,041
Other assets	37,465	22,962

Total assets	$1,126,551	$890,145

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$15,025	$14,570
Current portion of lease liabilities	6,128	5,133
Accounts payable – trade	46,874	35,576
Accrued expenses	117,775	95,629
Income taxes payable	26,547	5,297

Total current liabilities	212,349	156,205

Long–term debt, less current portion	126,636	10,136

Lease liabilities, less current portion	27,771	21,354

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,722,300 and 31,608,588 shares at September 30, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	83,070	75,708
Retained earnings	569,354	503,567
Accumulated other comprehensive loss	(29,322)	(5,997)
Treasury stock, at cost, 9,864,805 shares at September 30, 2021 and December 31, 2020	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	585,659	535,835

Noncontrolling interest	174,136	166,615

Total equity	759,795	702,450

Total liabilities and equity	$1,126,551	$890,145